Exhibit 2.13

Service Level Agreement
Energy, Steam & Water

By and between Arconic-Köfém Kft.

1-15 Verseci u., Szekesfehervar
Registration No. 07-09-001598
Bank Account No. 10800007-12876019 Citibank Hungary ZRt
Taxation No. 10584215-2-44

Hereinafter Service Provider

Szolgáltatási Szintre Vonatkozó Megállapodás
Energia, gőz és víz

Egyrészről Arconic-Köfém Kft.

Székesfehérvár, Verseci u. 1–15.
Cégjegyzékszám: 07-09-001598
Bankszámlaszám: 10800007-12876019 Citibank Hungary Zrt.
Adószám: 10584215-2-44

A továbbiakban: Szolgáltató

and Arconic-Köfém Mill Products Hungary Kft. Hereinafter Consumer With the terms and conditions below.	másrészről a Arconic-Köfém Mill Products Hungary Kft. a továbbiakban: Fogyasztó között, az alábbi szerződési feltételekkel.
I.    GENERAL PROVISIONS
A.    Consumer agrees to purchase the Services set forth in this Agreement from Service Provider and Service Provider agrees to provide these Services to Consumer. Consumer agrees to pay for the Services based upon the terms of this Agreement.

I.    ÁLTALÁNOS RENDELKEZÉSEK
A.    Fogyasztó vállalja, hogy a jelen Megállapodásban meghatározott Szolgáltatásokat megvásárolja a Szolgáltatótól, a Szolgáltató pedig vállalja az említett Szolgáltatások Fogyasztó részére történő nyújtását. A Fogyasztó vállalja, hogy a jelen Megállapodás feltételei szerint fizet a Szolgáltatásokért.

B. Services will be based upon Consumer’s reasonable demands up to the operational limits set forth in this Agreement.	B. A Szolgáltatások a Fogyasztó észszerű igényein alapulnak, a jelen Megállapodásban meghatározott működési kereteken belül.
C.    For each Service, Service Provider shall:
(i)    operate, maintain, repair and test the facilities, equipment and infrastructure owned by Service Provider;
(ii)    distribute to Consumer electrical power, natural gas, steam/hot water, compressed air and potable water in accordance with the terms of this Agreement;
(iii)    ensure proper treatment and/or discharge (as applicable) of recycled industrial water, oil containing wastewater and sanitary wastewater in accordance with the terms of this Agreement;
(iv)    ensure timely payment to the applicable external utility providers; and
(v)    ensure Service Provider’s compliance with all applicable utility laws, regulations and permits. Consumer shall be responsible for operating, maintaining, repairing and testing the facilities, equipment and infrastructure owned by Consumer and comply with all applicable laws, regulations, and permits.

C.    A Szolgáltató minden Szolgáltatás tekintetében:
(i)    köteles a Szolgáltató tulajdonában lévő létesítmények, berendezések és infrastruktúra üzemeltetésére, karbantartására, javítására és tesztelésére;
(ii)    köteles a jelen Megállapodás feltételei szerint villamos energiát, földgázt, gőzt/meleg vizet, sűrített levegőt és ivóvizet szolgáltatni a Fogyasztónak;
(iii)    a jelen Megállapodás feltételei szerint köteles gondoskodni az újrahasznosított ipari víz, valamint az olajtartalmú és egyéb szennyvíz megfelelő kezeléséről és/vagy elvezetéséről (az adott esetnek megfelelően);
(iv)    köteles határidőben fizetni az érintett külső közüzemi szolgáltatóknak; és
(v)    köteles gondoskodni arról, hogy a Szolgáltató minden közüzemi jogszabálynak, egyéb előírásnak és engedélynek eleget tegyen. A Fogyasztó felel a saját tulajdonában lévő létesítmények, berendezések és infrastruktúra üzemeltetéséért, karbantartásáért, javításáért és teszteléséért, továbbá köteles eleget tenni az összes alkalmazandó jogszabálynak, egyéb előírásnak és engedélynek.

D. For clarity, Services are applicable to the facilities, equipment and infrastructure set forth in Annex #1.	D. A Felek az egyértelműség érdekében rögzítik, hogy a Szolgáltatások az 1. sz. mellékletben meghatározott létesítményekre, berendezésekre és infrastruktúrára vonatkoznak.
E.    Operation and maintenance of the energy and power receiving and distributing systems is divided between the Parties as defined in Annex #1 however measuring instruments and gauges are the property of the Services Provider.

E.    Az energia átvételére és elosztására szolgáló rendszerek üzemeltetését és karbantartását a Felek az 1. sz. melléklet szerint osztják meg egymás között, azonban a mérőberendezések és -eszközök a Szolgáltató tulajdonát képezik.

II. DEFINITIONS Event has the meaning set forth in Section VII(A) below.	II. FOGALOMMEGHATÁROZÁSOK Esemény: az alábbi VII. A) pontban meghatározott jelentéssel bír.
Force Majeure has the meaning set forth in Section VIII below.	Vis maior: az alábbi VIII. pontban meghatározott jelentéssel bír.
Indemnitees has the meaning set forth in Section XII below.	Helytállásra jogosultak: az alábbi XII. pontban meghatározott jelentéssel bír.
Insurance has the meaning set forth in Section XII below.	Biztosítás: az alábbi XII. pontban meghatározott jelentéssel bír.
Service means:
(A)    forwarding electricity and natural gas; supplying steam, hot water, potable water and industrial water; and ensuring the treatment of oil containing waste water and discharge of sanitary waste water as more specifically defined Section III below;

Szolgáltatások:
(A)    villamos energia és földgáz továbbítása; gőz, meleg, víz, ivóvíz és ipari víz szolgáltatása; továbbá az olajtartalmú szennyvíz kezelésének és az egyéb szennyvíz elvezetésének biztosítása (részletesebben lásd a lenti III. pontban);

(B) operating, maintaining, repairing and testing the facilities, equipment and infrastructure (including the supply of requisite materials) necessary for (A), except as provided in this Agreement;
(B)    a létesítmények, a berendezések és az infrastruktúra (A) pont szerinti szolgáltatásokhoz szükséges üzemeltetése, karbantartása, javítása és tesztelése (ideértve a szükséges anyagok biztosítását is), kivéve, ha a jelen Megállapodás másként rendelkezik;

(C) liaison with the government authorities, utilities and other consumers as it pertains to (A) and (B);	(C) az (A) és a (B) ponttal összefüggésben kapcsolattartás a hatóságokkal, a közművekkel és más fogyasztókkal;
(D) reporting and maintaining records associated with the Services as may be required by government authorities, utilities and consumers;	(D) a Szolgáltatásokkal kapcsolatos nyilvántartások vezetése és a kapcsolódó adatszolgáltatás a hatóságok, a közművek és a fogyasztók előírásainak és kérésének megfelelően;
(E) Intentionally deleted	(E) Szándékosan törölt rész!
(F) performing such other services as may be reasonably necessary to accomplish (A) through (E).	(F) az (A)–(E) pontok szerinti szolgáltatások nyújtásához észszerűen szükséges egyéb szolgáltatások teljesítése.
III.    SERVICES

A.    Electrical Power Supply
Service Provider undertakes to provide power supply to Consumer via the use of Service Provider’s electrical network in accordance with the initial consumption amounts for 2020 that are set forth in Annex 2, subject to additional capacity per Section IV(B).

III.    SZOLGÁLTATÁSOK
A.    Villamosenergia-szolgáltatás
A Szolgáltató vállalja, hogy a Szolgáltató villamosenergia-hálózatán keresztül áramot szolgáltat a Fogyasztónak a 2020-ra meghatározott – a 2. sz. mellékletben található – induló fogyasztási mennyiségeknek megfelelően, figyelemmel a IV. B) pont szerinti további kapacitásra is.

Quality parameters of supplied power are the following: 6,300 Volts Rated Voltage, 50 Hz Mains Frequency.	A szolgáltatott áram minőségi paraméterei: 6300 volt névleges feszültség, 50 Hz hálózati frekvencia.
Service Provider shall notify Consumer without delay of any potential restrictions of power supply or shut-downs implemented due to maintenance.	A Szolgáltató köteles haladéktalanul értesíteni a Fogyasztót az áramszolgáltatás minden olyan esetleges korlátozásáról, illetve minden olyan áramszünetről, amelyre karbantartás miatt kerül sor.
Consumer shall notify Service Provider about scheduled shut-downs and maintenances at least 30 days in advance.	A Fogyasztó köteles legalább 30 nappal előre értesíteni a Szolgáltatót a tervezett áramszünetekről és karbantartásokról.
Consumer shall also notify Service Provider about emergency shut-downs, emergency maintenances and deviations from normal mode of operation as early as possible (e.g. lower consumption on bank holidays).

A Fogyasztó köteles továbbá a lehető leghamarabb értesíteni a Szolgáltatót a vészhelyzet miatti áramszünetekről és karbantartásokról, valamint a normál üzemmódtól való eltérésekről (például a munkaszüneti napok miatti alacsonyabb fogyasztásról).

Subject to Article IV, the minimum annual contract amounts for this Service are take or pay, meaning, Consumer must pay for such amounts even if it does not consume such amounts.
A IV. pontra figyelemmel a jelen Szolgáltatással kapcsolatos minimális éves szerződéses mennyiségek „vidd vagy fizess” (take or pay) alapon kerülnek meghatározásra, azaz a Fogyasztó akkor is köteles kifizetni az említett összegeket, ha nem használja fel az említett mennyiségeket.

B.    Natural Gas
Service Provider undertakes to supply natural gas to Consumer via its natural gas network , subject to the initial minimum consumption amount for 2020 that is set forth in Annex 2. Consumer may increase its demand for consumption of natural gas without notice to Service Provider and without Service Provider’s consent.

B.    Földgáz
A Szolgáltató vállalja, hogy földgázhálózatán keresztül földgázt szállít a Fogyasztónak, figyelemmel a 2. sz. mellékletben 2020-ra vonatkozóan meghatározott kezdeti minimális fogyasztási mennyiségre. A Fogyasztó a Szolgáltató értesítése és hozzájárulása nélkül is megnövelheti a földgázra vonatkozó fogyasztási igényét.

Quality parameters of supplied natural gas are: 2 bars pressure for processes and from 30 millibars to 60 millibars for heating; 34.1 MJ/cubic meter energy.	A szolgáltatott földgáz minőségi paraméterei: 2 bar nyomás a folyamatokhoz és 30–60 millibar a fűtéshez; 34,1 MJ/köbméter energia.
Service Provider shall notify the Consumer without delay of any potential restrictions of supply or shut-downs implemented due to maintenance.	A Szolgáltató köteles haladéktalanul értesíteni a Fogyasztót az ellátás minden olyan potenciális korlátozásáról, illetve szüneteléséről, amelyre karbantartás miatt kerül sor.
Consumer shall specify the anticipated natural gas consumption to the Service Provider's Energy Department as follows: every day latest by 02.00 p.m. for the next day; on Fridays, anticipated natural gas consumption for the weekend and Monday; and on the last day before bank holidays projected consumption for the days of the bank holiday and the following (1st) workday.

A Fogyasztó a következők szerint köteles közölni a várható földgázfogyasztását a Szolgáltató energiarészlegével: mindennap legkésőbb 14:00 óráig a következő napra vonatkozóan; pénteken a várható hétvégi és hétfői földgázfogyasztást; a munkaszüneti napok előtti utolsó napon pedig a munkaszüneti napokra, valamint az azokat követő első munkanapra tervezett fogyasztást.

Subject to Article IV, the minimum annual contract amounts for this Service are take or pay, meaning, Consumer must pay for such amounts even if it does not consume such amounts.
A IV. pontra figyelemmel a jelen Szolgáltatással kapcsolatos minimális éves szerződéses mennyiségek „vidd vagy fizess” (take or pay) alapon kerülnek meghatározásra, azaz a Fogyasztó akkor is köteles kifizetni az említett összegeket, ha nem használja fel az említett mennyiségeket.

C.    Steam. Hot Water
Service Provider undertakes to provide steam and hot water (use water) to the Consumer via its relevant networks. Quality parameters of supplied steam are the following: at a pressure from 3.0 bars to 3.6 bars saturated steam; approximately at 168 °C; 2.5 GJ/Metric ton energy.

C.    Gőz. Meleg víz
A Szolgáltató vállalja, hogy gőzt és meleg vizet (használati víz) szolgáltat a Fogyasztónak a megfelelő hálózatain keresztül. A szállított gőz minőségi paraméterei: telített gőz 3,0–3,6 bar nyomáson; körülbelül 168 °C-on; 2,5 GJ/metrikus tonna energia.

D.    Compressed Air
Service Provider undertakes to provide compressed air supply to the Consumer via its existing and operating compressed air network. Quality parameters of supplied compressed air are the following: at a pressure from 5.3 bars to 6.0 bars; Dew Point at -20 °C.

D.    Sűrített levegő
A Szolgáltató vállalja, hogy sűrített levegőt szolgáltat a Fogyasztónak a meglévő és működő sűrítettlevegő-hálózatán keresztül. A szállított sűrített levegő minőségi paraméterei: 5,3–6,0 bar nyomás; harmatpont -20 °C-on.

E.    Potable Water
Service Provider undertakes to supply potable water to the Consumer via its existing and operating potable water supply network.
Quality parameters of supplied potable water are the following: at a pressure of 3.0 bars; Total hardness approximately — 30 to 36° German Hardness; pH from 7.8 to 8; Chloride approximately 20 milligrams per liter; Phosphate approximately 221 milligram per liter.

E.    Ivóvíz
A Szolgáltató vállalja, hogy ivóvizet szolgáltat a Fogyasztónak a meglévő és működő ivóvízhálózatán keresztül.
A szállított ivóvíz minőségi paraméterei: 3,0 bar nyomás, teljes keménység körülbelül
30–36 °nK (német keménységi fok); pH: 7,8–8; klorid: körülbelül 20 mg/l; foszfát:
körülbelül 221 mg/l.

F. Recycled Industrial Water Service Provider undertakes to supply industrial water to Consumer via its existing and operating industrial water supply network.	F. Újrahasznosított ipari víz A Szolgáltató vállalja, hogy ipari vizet szolgáltat a Fogyasztónak a meglévő és működő iparivíz-hálózatán keresztül.
Service Provider shall supply softened and purified industrial water to Consumer via the existing Recycling No.1 system.	A Szolgáltató lágyított és tisztított ipari vizet szállít a Fogyasztónak a meglévő 1. sz. újrahasznosítási rendszeren keresztül.
Quality parameters of industrial water supplied via Recycling No.1 system are the following: 3.4 bars pressure, max.: 10.0 milligrams per liter oil content, not more than 7° German Hardness, below or equal to 10 milligrams per liter floating solid content, pH in the range of 7.0 to 8.5, conductivity below 1.5 milliSiemens per centimeter, temperature below or equal to 27.0 °C.

Az 1. sz. újrahasznosítási rendszeren keresztül szállított ipari víz minőségi paraméterei: 3,4 bar nyomás, maximum 10,0 mg/l olajtartalom, legfeljebb 7 német keménységi fok, legfeljebb 10 mg/l lebegő szilárd részecske, pH 7,0 és 8,5 között, vezetőképesség 1,5 millisiemens/cm, hőmérséklet legfeljebb 27,0 °C.

Consumer agrees that Service Provider has the right to perform checks randomly at the place of consumption in the presence of Consumer's representative.	A Fogyasztó tudomásul veszi, hogy a Szolgáltató – a Fogyasztó képviselőjének jelenlétében – bármikor jogosult véletlenszerű ellenőrzést végezni a fogyasztási helyen.
G.    Treated Oil Containing Wastewater
Service Provider undertakes to treat the oil containing waste water generated by Consumer in Service Provider’s emulsion breaker. Consumer’s oil containing waste water must comply with the quality specification set forth in Annex 3.

G.    Az olajtartalmú szennyvíz kezelése

A Szolgáltató vállalja, hogy a Fogyasztó által termelt olajtartalmú szennyvizet a Szolgáltató emulzióbontójában kezeli. A Fogyasztó olajtartalmú szennyvizének meg kell felelnie az 3. sz. mellékletben meghatározott minőségi előírásoknak.

H. Sanitary Sewer Service Provider undertakes to provide the discharge of Consumer's sanitary wastewater through Service Provider’s sanitary sewer. .	H. Szennyvízcsatorna A Szolgáltató vállalja, hogy saját szennyvízcsatornáján keresztül elvezeti a Fogyasztó szennyvizét.
Service Provider shall undertake sampling of monitoring points as required to comply with applicable permits and regulations. Consumer shall provide maintenance of sampling monitoring points at each point of discharge in order to enable the verification of its sanitary effluent.

A Szolgáltató vállalja, hogy a vonatkozó engedélyek és szabályozások betartása érdekében a megfigyelési pontokon elvégzi a szükséges mintavételeket. A Fogyasztó az általa termelt szennyvíz ellenőrzésének lehetővé tétele érdekében minden kibocsátási ponton köteles gondoskodni a mintavételi pontok karbantartásáról.

IV.    FORECASTING

A.    Timing
Consumption amounts (including any applicable minimums) and pricing are established for 2020 and set forth in Annex 2. In September of each calendar year, the Parties shall begin discussions to establish the amounts of each Service for Consumer’s consumption during the next year, as follows: subject to the minimum and maximum annual amounts (where applicable), Consumer shall notify Service Provider of Consumer’s needs for each Service. The Parties shall then agree upon an amount, or range of volume, of each Service for the next year and document such amounts in writing. Service Provider shall be obligated to agree to Consumer’s requested amounts as long as such amounts fit within Service Provider’s annual and per hour capacity constraints and the permissible minimum and maximum limits applicable to natural gas and electricity Services. The Parties shall strive to agree on the consumption amount for Services for the next year by October 31 of the current year.

IV.    ELŐREJELZÉS

A.    Ütemezés
A fogyasztási mennyiségek (ideértve az alkalmazandó minimális mennyiségeket is) és az árak a 2020. évre vonatkoznak, és a 2. sz. mellékletben találhatók. A Felek minden év szeptemberében tárgyalásokat kezdenek a Fogyasztó következő évi mennyiségeinek megállapítása céljából – minden egyes Szolgáltatásra vonatkozóan – a következők szerint: (az adott esettől függően) a minimális és a maximális éves mennyiségek figyelembevételével a Fogyasztó köteles tájékoztatni a Szolgáltatót az egyes Szolgáltatásokkal kapcsolatos igényeiről. A Felek ezt követően megállapodnak az egyes Szolgáltatások következő évi mennyiségéről vagy nagyságrendjéről, amit írásban is rögzítenek. Amennyiben azok összeegyeztethetők a Szolgáltató éves és óránkénti kapacitáskereteivel, valamint a földgáz- és áramszolgáltatásra vonatkozó megengedett minimális és maximális határértékekkel, a Szolgáltató köteles elfogadni a Fogyasztó által kért mennyiségeket. A Felek a Szolgáltatások következő évi fogyasztási mennyiségei tekintetében igyekeznek az adott év október 31. napjáig megállapodni.

B.    Limits
1.    Max: Only electricity Services are subject to maximum consumption levels, which are documented in Annex 2. The Parties may agree upon increases to the maximum consumption amounts by mutual agreement in writing. The maximum annual consumption level for electricity designated in Annex 2. If the Parties agree on an amount of electricity consumption for Consumer to take in any given calendar year and such amount is less than the maximum consumption level in Annex 2, then Consumer may, during that same year, consume electricity up to the maximum consumption level in Annex 2 by paying for the agreed upon per unit electricity charge without any additional charges associated with the extra consumption.

B.    Határértékek
1.    Maximális: Csak a villamosenergia-szolgáltatásra vonatkoznak maximális fogyasztási szintek, amelyeket a Felek a 2. sz. mellékletben rögzítettek. A Felek a maximális fogyasztási mennyiségeket közös megegyezéssel írásban megnövelhetik. A villamos energiára vonatkozó maximális éves fogyasztási szintek a 2. sz. mellékletben találhatók. Ha a Felek valamely naptári év tekintetében megállapodnak a Fogyasztó villamosenergia-fogyasztásának mennyiségéről, és az kevesebb, mint a 2. sz. mellékletben meghatározott maximális fogyasztási szint, a Fogyasztó a szóban forgó év során akkor fogyaszthat áramot a 2. sz. mellékletben meghatározott maximális fogyasztási szint erejéig, ha a többletfogyasztásért kifizeti a megegyezés szerinti egységnyi villamosenergia-díjat, a többletfogyasztást terhelő további költségek nélkül.
A többi Szolgáltatásra nem vonatkoznak minimális vagy maximális fogyasztási szintek, illetve „vidd vagy fizess” (take or pay) kötelezettségek, hanem esetükben az [x]. sz. mellékletben említett óránkénti kapacitáskeretek alkalmazandók.

2.    Min: Only natural gas and electricity Services are subject to minimum consumption levels, which are documented in Annexes 2. Consumer is responsible for purchasing the minimum consumption amounts of natural gas and electricity Services even if Consumer does not use such amounts, subject to the following. If Consumer timely notifies Service Provider that Consumer will be unable to consume all or a portion of the minimum amount (the shortfall), Service Provider agrees to consider whether it or any of its other customers can consume all or a portion of the shortfall amount. If Service Provider or its other customers do not want such shortfall amount, Service Provider will ask its utility provider to resell the shortfall amount. Consumer shall reimburse Service Provider for all the fees, penalties and other payables that are assessed against Service Provider by a third party due to Consumer’s under-consumption of contracted Services or the refusal to accept such Services.

2.    Minimális: Csak a földgáz- és az áramszolgáltatásra vonatkoznak minimális fogyasztási szintek, amelyeket a Felek a 2. sz. mellékletben rögzítettek. A Fogyasztó az alábbiak szerint felelősséggel tartozik a földgáz- és az áramszolgáltatásra vonatkozó minimális fogyasztási mennyiségek megvásárlásáért akkor is, ha nem használta fel az említett mennyiségeket. Ha a Fogyasztó megfelelő időben értesíti a Szolgáltatót, hogy részben vagy egészben nem lesz képes felhasználni a minimális mennyiséget (a továbbiakban: a hiány), a Szolgáltató vállalja annak mérlegelését, hogy ő maga vagy egy másik ügyfele részben vagy egészben fel tudja-e használni a hiánynak megfelelő mennyiséget. Ha a Szolgáltató vagy annak egyéb ügyfelei nem kívánják igénybe venni a hiány mennyiségét, a Szolgáltató felhívja a közüzemi szolgáltatóját az adott mennyiség továbbértékesítésére. A Fogyasztó köteles megtéríteni a Szolgáltatónak minden olyan díjat, bírságot és egyéb kifizetendő összeget, amelyet valamely harmadik személy a Fogyasztó szerződéses Szolgáltatásokkal kapcsolatos alulfogyasztása, illetve a Szolgáltatások átvételének Fogyasztó általi megtagadása miatt alkalmaz a Szolgáltatóval szemben.

No other Services have minimum and maximum consumption levels or take/pay obligations, but such Services have per hour capacity constraints as noted in Annex [x].
A többi Szolgáltatásra nem vonatkoznak minimális vagy maximális fogyasztási szintek, illetve „vidd vagy fizess” (take or pay) kötelezettségek, hanem esetükben az [x]. sz. mellékletben említett óránkénti kapacitáskeretek alkalmazandók.

C. Ordering Annual blanket purchase orders will be issued for Services.	C. Rendelés A Szolgáltatásokra vonatkozóan általános éves megrendeléseket kell kiadni.
V.    PERFORMANCE STANDARDS

A.    Service Provider
1.    Service Provider will perform all Services with level of accuracy, quality, completeness, timeliness, responsiveness and cost efficiency that meets the standards of comparable utilities providing similar services. At a minimum, Service Provider shall operate and maintain the facilities, equipment and infrastructure related to the Services in at least the same manner in which it operates and maintains its own facilities and equipment.

V.    A TELJESÍTÉSRE VONATKOZÓ ELŐÍRÁSOK
A.    Szolgáltató
1.    A Szolgáltató köteles a Szolgáltatásokat pontosan, megfelelő minőségben, hiánytalanul, kellő időben, megfelelő gyorsasággal reagálva és költséghatékonyan teljesíteni, olyan módon, hogy az megfeleljen a hasonló szolgáltatásokat nyújtó hasonló közüzemi vállalatok által nyújtott színvonalnak. A Szolgáltató minimális kötelezettsége, hogy legalább olyan módon gondoskodjon a Szolgáltatásokhoz kapcsolódó létesítmények, berendezések és infrastruktúra üzemeltetéséről és karbantartásáról, mint a saját létesítményei és berendezései esetében

2.    Service Provider shall perform Services in accordance with all applicable codes, laws and regulations, including those pertaining to utilities as applicable. Service Provider and Consumer agree to cooperate to attempt to obtain all consents (if any) of the service providers of electrical power, gas and water which are necessary in order for Service Provider to be able to fulfill its obligations under this Agreement.

2.    A Szolgáltató köteles a Szolgáltatásokat az alkalmazandó jogszabályoknak és egyéb előírásoknak megfelelően teljesíteni – ideértve a közművekre vonatkozó rendelkezéseket is. A Szolgáltató és a Fogyasztó vállalja, hogy együttműködik az áram-, a gáz- és a vízszolgáltatók minden olyan hozzájárulásának beszerzése érdekében (ha van ilyen), amely ahhoz szükséges, hogy a Szolgáltató képes legyen teljesíteni a jelen Megállapodás szerinti kötelezettségeit.

3.    Service provider makes no warranty, express or implied (including but not limited to warranties of merchantability or fitness for a particular purpose), except such as is expressly set forth herein.

3.    Az itt kifejezetten rögzített szavatosságon kívül a szolgáltató sem kifejezett, sem hallgatólagos szavatosságot nem vállal, így – többek között – a forgalomképességért és adott célra való alkalmasságért sem.

B.    Consumer

1.    Consumer shall operate its own equipment and systems in a manner that would not cause any breakdown of or harm to Service Provider’s energy and power receiving and distribution systems or related equipment.

B.    Fogyasztó
1.    A Fogyasztó köteles olyan módon üzemeltetni a saját berendezéseit és rendszereit, hogy azzal ne okozzon semmilyen fennakadást vagy sérelmet a Szolgáltató energiaátvevő és -elosztó rendszereiben vagy a kapcsolódó berendezéseiben.

2. Consumer agrees to maintain the cleanliness of the recycling circuit of the industrial water network and not to pollute the water recycled in the system.	2. A Fogyasztó vállalja, hogy folyamatosan tisztán tartja az iparivíz-hálózat visszavezető körét, és nem szennyezi a rendszerben újrahasznosított vizet.
3. Consumer shall utilize Services and operate in accordance with all applicable codes, laws and regulations.	3. A Fogyasztó köteles a Szolgáltatásokat az alkalmazandó jogszabályoknak és egyéb előírásoknak megfelelően igénybe venni.
VI. ACCESS & COOPERATION A. Consumer shall grant Service Provider timely access to Consumer’s facilities and equipment as necessary for Service Provider to perform the Services hereunder.
VI.    HOZZÁFÉRÉS ÉS EGYÜTTMŰKÖDÉS
A.    Fogyasztó köteles a létesítményeihez és a berendezéseihez kellő időben hozzáférést biztosítani a Szolgáltatónak, amennyiben az a Szolgáltató jelen Megállapodás szerinti Szolgáltatásainak teljesítéséhez szükséges.

B.    While Service Provider is present on Consumer’s facilities, Service Provider shall comply with Consumers health and safety requirements and policies that are applicable to Consumer’s facilities and communicated to Service Provider, and Consumer shall comply with Service Provider’s health and safety requirements applicable to the Services being performed and communicated to Consumer.

B.    Amíg a Fogyasztó létesítményeiben tartózkodik, a Szolgáltató köteles eleget tenni a Fogyasztó létesítményére vonatkozó és a Szolgáltatóval közölt munkavédelmi előírásoknak és szabályzatoknak, a Fogyasztó pedig köteles eleget tenni a Szolgáltató elvégzett Szolgáltatásokra vonatkozó és a Fogyasztóval közölt munkavédelmi előírásainak.

C.    The Parties acknowledge that outages of production at Consumers operations may be required to allow for safe work zones and the Parties will agree on appropriate times and places for any required outages.

C.    A Felek tudomásul veszik, hogy a biztonságos munkazónák lehetővé tétele érdekében szükség lehet a Fogyasztónál a termelés leállítására; a Felek egyeztetik a szükséges leállások megfelelő időpontjait és helyszíneit.

D.    Consumer understands that Service Provider shuts down its energy and power systems from 06.00 am. to 06.00 p.m. once a year in order to enable the completion of annual maintenance of such systems. Service Provider will discuss the date of the annual energy maintenance with Consumer 60 days in advance.

D.    A Fogyasztó tudomásul veszi, hogy a Szolgáltató évente egyszer 6:00 órától 18:00 óráig leállítja az energiaszolgáltató rendszereit azok éves karbantartásának elvégzése érdekében. A Szolgáltató 60 nappal előre egyezteti a Fogyasztóval az éves karbantartás időpontját.

E.    Parties shall collaborate with each other during the term of this Agreement. They shall mutually notify each other on any facts, circumstances or measures which can interfere with, hinder, restrict or cause failure in implementing the terms of this Agreement. Service Provider will submit a request with all external utility providers that they include Consumer as a recipient of any notification it might issue relating to late payment or service deficiencies. The Parties agree to reasonably cooperate with one another regarding any dispute that either party may have with an external utility provider.

E.    A Felek a jelen Megállapodás tartama alatt kötelesek együttműködni egymással. Kötelesek kölcsönösen értesíteni egymást minden olyan tényről, körülményről vagy intézkedésről, amely akadályozhatja, hátráltathatja, korlátozhatja vagy meghiúsíthatja a jelen Megállapodás feltételeinek teljesítését. A Szolgáltató minden külső közüzemi szolgáltatónál kérelmezi, hogy a Fogyasztót vegyék fel azon személyek közé, akik megkapják a késedelmes fizetéssel vagy a szolgáltatási hiányosságokkal kapcsolatos értesítéseket. A Felek vállalják, hogy észszerűen együttműködnek minden olyan esetben, amikor vita keletkezik valamelyik fél és egy külső közüzemi szolgáltató között

F.    At Consumer’s reasonable request, the Service Provider and Consumer will discuss the selection of specific individuals to provide Services and the replacement of any Service Provider employee where, in Consumer’s reasonable opinion the employee’s work is substandard.

F.    A Fogyasztó észszerű kérésére a Szolgáltató és a Fogyasztó egyeztetést folytat a Szolgáltatásokat nyújtó konkrét személyek kiválasztásáról, valamint a Szolgáltató munkavállalóinak leváltásáról, amennyiben a Fogyasztó észszerű megítélése alapján az adott munkavállaló munkája minőségi szempontból kifogásolható

G.    In the event of a breach, act, or omission by the Consumer that makes rendering the Services difficult or impossible at such time, Service Provider shall send a written notice to Consumer which notice shall contain a reasonable period for Consumer to cure the issue. Service Provider is entitled, in addition to any other remedies available at law or in equity, to (1) claim an equitable adjustment from Consumer as compensation for the additional effort or expense (if any) associated with delivering Services in light of the issue; and (2) suspend Services until the issue is resolved.

G.    A Fogyasztó minden olyan szerződésszegése, cselekménye vagy mulasztása esetén, amely az adott időpontban megnehezíti vagy ellehetetleníti a Szolgáltatások nyújtását, a Szolgáltató írásbeli felszólítást küld a Fogyasztónak, amelyben észszerű határidőt állapít meg a Fogyasztó számára a probléma orvoslására. A Szolgáltató a jogszabályok vagy méltányosság alapján rendelkezésre álló egyéb jogorvoslati lehetőségek mellett 1) a problémára tekintettel a Szolgáltatások teljesítésével kapcsolatban (adott esetben) szükségessé váló további erőfeszítések vagy költségek megtérítéseként további méltányos kompenzációt követelhet a Fogyasztótól; és 2) az ügy megoldásáig felfüggesztheti a Szolgáltatásokat

H.    Persons listed below are authorized to communicate and act:
On behalf of Services Provider:
Szabo Ferenc CEM Energy Supply Department Manager
On behalf of Consumer:
Zoltán Ivády Maintenance and Engineering Manager

H.    A kapcsolattartásra és eljárásra jogosult személyek listája:
A Szolgáltató nevében:
Szabó Ferenc, a CEM energiaellátási osztály vezetője
A Fogyasztó nevében:
Ivády Zoltán Karbantartási és Mérnökiroda Vezető

VII.    MEASUREMENT

A.    Service Provider shall maintain the measuring instruments in a condition capable of measuring the consumption and will also take care of repair, replacement or calibration when and as needed.

VII.    MÉRÉS
A.    A Szolgáltató a mérőeszközöket köteles olyan állapotban tartani, hogy alkalmasak legyenek a fogyasztás mérésére; ezenkívül szükség szerint köteles gondoskodni az eszközök megjavításáról, pótlásáról és kalibrálásáról is

B.    In case of a faulty reading, by either measuring instruments or any parts of them or readings by an instrument with expired calibration, the reading may not be used as the basis of accounting. Any defective instruments need to be checked as soon as possible. During the period that a measuring instrument is inoperable or incorrect, consumption during that period shall be established by applying the previous three months average consumption figures.

B.    A mérőeszközök vagy azok valamely része által hibásan mutatott adatok, illetve olyan adatok esetén, amelyek egy lejárt kalibrálású eszközről származnak, a leolvasott adatok nem képezhetik az elszámolás alapját. A hibás műszereket a lehető leghamarabb meg kell vizsgálni. Ha valamely időszakban egy adott mérőeszköz nem vagy nem megfelelően működik, az érintett időszak alatti fogyasztást az előző három hónap átlagos fogyasztása alapján kell megállapítani.

C.    If the magnitude and the duration of the faulty reading by either measuring instruments or any parts of them can be determined, then readings shall be corrected to the fair values. Until the determination of corrected readings temporary accounting will be used. Temporary accounting will be based on the power, consumption and other price influencing factors of the same accounting period of the previous year.

C.    Ha a mérőeszköz vagy annak valamely része által okozott hibás óraállások nagyságrendje vagy időtartama megállapítható, az óraállásokat a valós értékekhez kell igazítani. A helyes óraállások megállapításáig ideiglenes elszámolást kell alkalmazni. Az ideiglenes elszámolás az előző év azonos elszámolási időszakának energiafogyasztásán és az árakat befolyásoló egyéb tényezőin alapul.

VIII.    MAJOR FAILURE, EMERGENCY BREAKDOWN, INTERRUPTION AND OBSOLESCENCE.

A.    Interruption in Service.
Should Service Provider be unable to supply energy up to the required volumes to Consumer due to a major failure, emergency breakdown or other interruption (“Event”), Service Provider will discuss the situation with the Consumer and will treat the needs of the Consumer equally to the needs of its own business and its other consumers. The restriction plans are attached as annexes. The restriction plans can only be amended with the prior written consent of the Parties.

VIII.    SÚLYOS MEGHIBÁSODÁS, VÉSZLEÁLLÁS, SZÜNETELÉS ÉS AVULÁS.
A.    A Szolgáltatás szünetelése.
Ha a Szolgáltató súlyos meghibásodás, vészleállás vagy egyéb szünetelés („Esemény”) miatt nem képes leszállítani a Fogyasztó által igényelt energiamennyiséget, a Szolgáltató egyeztet a Fogyasztóval az adott helyzettel kapcsolatban, és a Fogyasztó igényeit saját üzleti tevékenységének és egyéb fogyasztóinak az igényeivel azonos módon kezeli. A korlátozásra vonatkozó tervek a jelen dokumentum mellékleteiként szerepelnek. A korlátozásra vonatkozó tervek csak a Felek előzetes írásbeli hozzájárulásával módosíthatók.

• Annex 4 Company Policy, CP-223, Restriction of Natural Gas Consumption.	• 4 sz. melléklet: A Társaság CP-223. sz. szabályzata – A földgázfogyasztás korlátozása.
• Annex 5 Company Policy, CP-225, Electricity Restriction	• 5 sz. melléklet: A Társaság CP-225. sz. szabályzata – Villamosenergia-korlátozás
In the event of any emergency breakdowns of or defects in the natural gas, power or safety/security systems, Service Provider and Consumer mutually agree to assume responsibility to begin the trouble shooting/elimination of any such breakdowns or defects immediately on the part of the energy and power receiving and distribution systems owned by them following their detection and to fix them and notify each other as soon as possible.

A Szolgáltató és a Fogyasztó kölcsönösen vállalja, hogy amennyiben vészleállás vagy egyéb zavar következik be a földgáz-, az áram- vagy a biztonsági rendszerekben, azok észlelését követően haladéktalanul megkezdik a hibaelhárítást / a leállás vagy a zavar kiküszöbölését a tulajdonukban lévő energiaátvevő- és elosztó rendszerekben, valamint vállalják, hogy a másik Fél értesítése mellett a lehető leghamarabb megoldják a problémát.

B.    Damages.
1.    If the Event constituted a Force Majeure, Service Provider’s liability toward Consumer exists only to the extent that Service Provider obtains recovery from a third party (excluding Service Provider’s insurance providers); provided however that any such recovery shall be proportionally shared among Consumer, Service Provider, and Service Provider’s other customers based on consumption amounts.

B.    Kártérítés.
1.    Ha az Esemény Vis Maiornak minősült, a Szolgáltató csak annyiban felel a Fogyasztóval szemben, amennyiben a Szolgáltató kárát valamely harmadik személy megtéríti (ide nem értve a Szolgáltató biztosítóit), azzal, hogy a kártérítést a fogyasztási mennyiségekkel arányosan kell elosztani a Fogyasztó, a Szolgáltató és a Szolgáltató többi ügyfele között.

2. If the Event was caused by Service Provider’s failure to meet the Performance Standards, then Consumer is entitled to claim damages resulting from Service Provider’s failure.	2. Ha az Esemény azért következett be, mert a Szolgáltató nem tett eleget a Teljesítésre Vonatkozó Előírásoknak, a Fogyasztó követelheti a Szolgáltató hibás teljesítéséből eredő kárainak megtérítését.
3. If the Event was caused by Consumer’s failure to meet the Performance Standards, then Service Provider is entitled to claim damages resulting from Consumer’s failure.	3. Ha az Esemény azért következett be, mert a Fogyasztó nem tett eleget a Teljesítésre Vonatkozó Előírásoknak, a Szolgáltató követelheti a Fogyasztó hibás teljesítéséből eredő kárainak megtérítését.
C.    Repairs and Upgrades.
1.    If Consumer’s facilities or equipment are unfit for service consistent with good utility practices (to the extent applicable) or require upgrading due to increases in energy demands, the Parties shall use reasonable efforts in good faith to negotiate and execute a mutually acceptable agreement providing for the replacement, repair or removal of any failed or obsolete facilities or equipment, with the reasonable and documented costs and expenses to be paid by Consumer except to the extent the situation resulted from Service Provider’s failure to meet the Performance Standards.

C.    Javítások és fejlesztések.
1.    Ha a Fogyasztó létesítményei vagy berendezései (adott esetben) nem alkalmasak a helyes közüzemi gyakorlatnak megfelelő szolgáltatásra, illetve ha azokat a megnövekedett energiakereslet miatt tovább kell fejleszteni, a Felek jóhiszeműen minden tőlük telhetőt megtesznek annak érdekében, hogy letárgyaljanak és megkössenek egy számukra kölcsönösen elfogadható megállapodást a meghibásodott vagy elavult létesítmények vagy berendezések kicserélése, kijavítása vagy eltávolítása céljából; az ezzel kapcsolatos észszerű és dokumentált költségeket és kiadásokat a Fogyasztó viseli, kivéve, ha az adott helyzet amiatt alakult ki, hogy a Szolgáltató nem tett eleget a Teljesítésre Vonatkozó Előírásoknak.

2.    If Service Provider’s facilities or equipment are unfit for service consistent with good utility practices (to the extent applicable), Service Provider shall bear the costs to repair or replace its facilities and equipment and inform Consumer in advance about the plans and coordinate any potential impact with Consumer to minimize interruption and undertake prompt repair.

2.    Ha a Szolgáltató létesítményei vagy berendezései (adott esetben) nem alkalmasak a helyes közüzemi gyakorlatnak megfelelő szolgáltatásra, a Szolgáltató viseli a létesítményei és a berendezései megjavításával vagy kicserélésével kapcsolatos költségeket; a tervekről köteles előzetesen tájékoztatni a Fogyasztót, és a fennakadás minimalizálása érdekében köteles egyeztetni a Fogyasztóval azok lehetséges hatásai tekintetében, továbbá köteles azonnal elvégezni a szükséges javításokat.

3.    If Service Provider’s facilities or equipment require upgrading due to increases in energy demands, the costs to upgrade Service Provider’s facilities and equipment shall be born on a proportional basis by the parties in need of energy increases according to their proportional increases in energy demands. Service Provider will inform Consumer in advance about the plans and coordinate any potential impact with Consumer to minimize interruption.

3.    Ha az energia iránti megnövekedett kereslet miatt szükségessé válik a Szolgáltató létesítményeinek vagy berendezéseinek továbbfejlesztése, a Szolgáltató létesítményeinek és berendezéseinek továbbfejlesztésével kapcsolatos költségeket azok a felek viselik, akiknek megnövekedett az energiaigénye, a megnövekedett igényük arányában. A Szolgáltató a tervekről köteles előzetesen tájékoztatni a Fogyasztót, és a fennakadás minimalizálása érdekében köteles egyeztetni a Fogyasztóval azok lehetséges hatásai tekintetében.

To the extent Consumer will bear a portion of the costs associated with the upgrades then the Parties must agree in the conditions of the project as well as resulting changes to Service Fees.	Amennyiben részben a Fogyasztó viseli a fejlesztések költségeit, a Felek kötelesek megállapodni a projekt feltételeiben, valamint a Szolgáltatási Díjak ebből eredő módosításában.
IX.    FORCE MAJEURE.
Neither Party will be in default for any delay or failure to perform its obligations under this Agreement if such default, failure or delay is caused by anything beyond the reasonable control of the Party affected, including, but not limited to, acts or omissions of the other Party, governmental actions (restrictions), terrorist acts, civil commotion, shortages of materials, fuel or power, fires, floods or other acts of God, or restrictions imposed by law or any rules or regulations thereunder. The Party affected by an event under this paragraph shall furnish prompt written notice of any delays or non-performances (including its anticipated duration) after becoming aware that it has occurred or likely will occur and specify in reasonable details the facts constituting the force majeure. Both Parties agree to use their respective reasonable efforts to cure any event of Force Majeure to the extent that it is reasonably possible to do so. Notwithstanding the foregoing, this section does not excuse Consumer from its take or pay obligations set forth in this Agreement to the extent that Service Provider incurs a charge from the applicable external utility provider in relation to the portion of Consumer’s unused minimum consumption amount.

IX.    VIS MAIOR
A jelen Megállapodás szerinti kötelezettségei teljesítését érintő késedelem vagy mulasztás miatt egyik Fél sem követ el szerződésszegést, amennyiben az adott mulasztást vagy késedelmet olyan körülmény okozta, amelyet az adott Fél észszerűen nem befolyásolhatott, ideértve többek között a másik Fél cselekményeit és mulasztásait, az állami intézkedéseket (korlátozásokat), a terrorcselekményeket, zavargásokat, az anyag- és üzemanyaghiányt vagy áramkimaradást, tűzesetet, áradást, illetve más természeti csapást, továbbá a jogszabályban – vagy jogszabály alapján valamely egyéb szabályban – előírt korlátozásokat. A jelen bekezdés szerinti eseménnyel érintett Fél a ténylegesen bekövetkezett vagy várható eseményről való tudomásszerzést követően köteles haladéktalanul írásbeli értesítést küldeni minden késedelemről és mulasztásról (beleértve annak várható időtartamát is), és köteles kellő részletességgel megjelölni a vis maiornak minősülő körülményeket. Mindkét Fél vállalja, hogy a saját részéről a lehetőségekhez mérten mindent megtesz a vis maior esemény orvosolása érdekében. A fentiektől függetlenül azonban ez a pont nem mentesíti a Fogyasztót a jelen Megállapodásban meghatározott „vidd vagy fizess” (take or pay) kötelezettségei alól, amennyiben az érintett külső közüzemi szolgáltató díjat vet ki a Szolgáltatóra a Fogyasztó által igénybe nem vett minimális fogyasztási mennyiséggel összefüggésben.

X.    SERVICE FEES
A.    In October of each year, Service Provider shall notify Consumer of the per unit price for each Service for the next year. The Parties agree to document in writing the agreed upon per unit price for each Service. The annual fee for each Service shall be Service Providers actual cost, plus internal distribution fee (at cost), plus a percentage return on capital (per Annex 2) to cover cost of capital on the energy assets that will be allocated in the ratio of the consumption of the Consumer to the whole consumption of the Service Provider and the Consumer and the other consumers of the Service Provider.

X.    SZOLGÁLTATÁSI DÍJAK
A.    A Szolgáltató minden év októberében értesíti a Fogyasztót az egyes Szolgáltatások következő évi egységárairól. A Felek vállalják, hogy minden egyes Szolgáltatás tekintetében írásban rögzítik azt az egységárat, amelyben megállapodtak. Az egyes Szolgáltatások éves díja a Szolgáltató tényleges költségéből, a belső elosztási díjból (bekerülési értéken), valamint egy százalékos tőkemegtérülésből (a 2. sz. melléklet szerint) tevődik össze, amely fedezi az energiavagyon tőkeköltségét, és amelyet a Fogyasztó saját fogyasztásának a Szolgáltató teljes fogyasztásához, valamint a Szolgáltató többi fogyasztójának fogyasztásához viszonyított arányában visel.

B.    Service Provider shall not hedge electricity or natural gas without Consumer’s prior written consent. If Consumer does not consent to a hedge request by Service Provider, then the cost base for Service Provider’s unit price calculation for the applicable Service shall equal the variable daily prices charged by the third-party natural gas or electricity supplier.

B.    A Szolgáltató a villamos energiára, illetve a földgázra vonatkozóan nem köthet fedezeti ügyletet a Fogyasztó előzetes írásbeli hozzájárulása nélkül. Ha a Fogyasztó nem járul hozzá a Szolgáltató fedezeti ügylettel kapcsolatos kéréséhez, a Szolgáltató adott Szolgáltatásra vonatkozóan kiszámított egységárának költségalapja a harmadik személy földgáz- vagy áramszolgáltató által alkalmazott változó napi árakkal fog megegyezni.

C.    Consumer is entitled to have information on actual cost levels any time. Consumer has the right to inspect the cost records of the Central Engineering and Maintenance Organization of the Service Provider at any time during business hours after sending a 3 working days prior written notice to Service Provider. The Service Provider will cooperate with the audit. Service Provider will work with Consumer in good faith to reconcile any discrepancies or other issues based on Consumer’s review of Service Provider’s records

C.    A Fogyasztó jogosult arra, hogy bármikor információt szerezzen a tényleges költségszintekről. A Fogyasztó a Szolgáltatónak 3 munkanappal előre megküldött értesítés mellett munkaidőben bármikor jogosult megtekinteni a Szolgáltató Központi Műszaki és Karbantartó Szervezetének költségnyilvántartását. A Szolgáltató köteles együttműködni az ellenőrzés során. A Szolgáltató jóhiszeműen együttműködik a Fogyasztóval minden olyan ellentmondás és egyéb probléma megoldása érdekében, amely abból keletkezett, hogy a Fogyasztó megvizsgálta a Szolgáltató nyilvántartását.

D.    Service Provider has the right to change the price of electricity and natural gas unilaterally when such prices change due to governmental pricing, with a written notification to the Consumer including the underlying documentation.

D.    A Szolgáltató jogosult egyoldalúan módosítani a villamos energia és a földgáz árát, ha azok állami ármegállapítás miatt módosulnak; erről köteles írásban értesíteni a Fogyasztót, és köteles mellékelni a változás alapjául szolgáló dokumentumokat is.

E.    Service Fees are exclusive of VAT; all other taxes imposed upon Service Provider are the responsibility and liability of Service Provider. Service Fees set forth in this Agreement are complete and that no additional charge of any type will be added without Consumer’s prior express written consent.

E.    A Szolgáltatási Díjak nem tartalmazzák az általános forgalmi adót; a Szolgáltatóra kivetett minden egyéb adó tekintetében a Szolgáltató tartozik felelősséggel. A jelen Megállapodásban meghatározott Szolgáltatási Díjak a teljes díjat tartalmazzák, és ezen felül a Fogyasztó előzetes írásbeli hozzájárulása nélkül semmilyen egyéb díj alkalmazására nem kerül sor.

XI. INVOICING AND PAYMENTS. A. Service Provider shall ensure that external utilities are timely paid for their services.	XI. SZÁMLÁZÁS ÉS FIZETÉS A. A Szolgáltató köteles gondoskodni arról, hogy a külső közüzemi vállalatok megfelelő időben megkapják a szolgáltatásaikért járó díjat.
B.    Service Provider shall invoice Consumer no later than the 5th day of the month for the Service Fee for the Services rendered to the Consumer in the prior month. Service Provider’s invoice will reflect a break down by types of Services. Readings taken at the end of the current month and calculations that are based on such readings form the basis of utilities invoicing

B.    A Szolgáltató legkésőbb minden hónap 5. napjáig kiszámlázza a Fogyasztónak a részére az előző hónapban nyújtott Szolgáltatások díját. A Szolgáltató számlája tételes bontásban tartalmazza az egyes Szolgáltatásokat. A közüzemi számlák alapját a tárgyhó végi óraállások és az azokon alapuló számítások képezik

C.    Consumer will pay the invoiced amount within 30-days, from the date of receipt, via bank transfer to the Service Provider's bank account specified in this Agreement and referred to in the invoice. If the payment due date falls on a day which is a Saturday, Sunday or legal holiday in Hungary, then payment shall be due on the last business day immediately prior to such Saturday, Sunday or legal holiday

C.    A Fogyasztó a számla kézhezvételétől számított 30 napon belül köteles kifizetni a kiszámlázott összeget, a Szolgáltató jelen Megállapodásban meghatározott és a számlán is feltüntetett bankszámlájára történő átutalással. Amennyiben a fizetési határidő szombatra, vasárnapra vagy Magyarországon munkaszüneti napnak minősülő napra esik, az esedékesség napja az adott szombatot, vasárnapot vagy munkaszüneti napot közvetlenül megelőző utolsó munkanap

D.    In case of late payment, Consumer shall pay default interest. The default interest rate is equal to the basic interest rate of the National Bank of Hungary. If the administration services of Service Provider are the cause of late payment by Consumer, then Consumer shall not be in default.

D.    Késedelmes fizetés esetén a Fogyasztó késedelmi kamatot köteles fizetni. A késedelmi kamat mértéke megegyezik a Magyar Nemzeti Bank által közzétett jegybanki alapkamattal. Ha a Fogyasztó késedelmes fizetésére a Szolgáltató adminisztratív szolgáltatásai miatt kerül sor, a Fogyasztó nem esik késedelembe.

E.     If Consumer fails to pay amounts due and owing, either Party may request discussions between the Parties to resolve the situation and each Party agrees to participate in such discussions and act in good faith.

E.    Ha a Fogyasztó nem fizeti meg az esedékes összegeket, a helyzet megoldása érdekében bármely Fél tárgyalásokat kezdeményezhet, és mindkét Fél vállalja, hogy jóhiszeműen részt vesz az említett tárgyalásokon.

F. Consumer shall not be bound to pay Service Provider to the extent that any Service fails to conform.	F. Nem megfelelő Szolgáltatás esetén a Fogyasztó nem köteles fizetni a Szolgáltatónak.
G.    If Consumer, in good faith, disputes any part of an invoice hereunder, Consumer shall provide a written explanation of the basis for the dispute and pay the portion of the invoice that is not in dispute in accordance with standard payment terms. Upon resolution of the disputed portion of an invoice, Consumer shall pay the amount within ten (10) business days of the determination. Interest shall not accrue on any invoices or Service Fees that Consumer disputes in good faith.

G.    Ha a Fogyasztó jóhiszeműen vitatja a jelen Megállapodás szerinti számla valamely részét, köteles írásbeli magyarázattal szolgálni a kifogás alapjáról, és köteles az általános fizetési feltételek szerint megfizetni a számla nem vitatott részét. A számla vitatott részének tisztázása után a Fogyasztó a vitatott összeg meghatározásától számított 10 (tíz) munkanapon belül köteles kifizetni az adott összeget. A Fogyasztó által jóhiszeműen vitatott számlák és Szolgáltatási Díjak tekintetében nem kerül sor kamat felszámítására.

H.    Should Service Provider be entitled to a fee or difference of fee due to faulty or skipped accounting by Service Provider, then Consumer has the right to settle such due arrears in equal installments within a timeframe identical to the invoicing period. In such cases no default interest will be charged.

H.    Ha a Szolgáltató saját hibás vagy hiányos számlázása miatt valamilyen díjra vagy díjkülönbözetre jogosult, a Fogyasztó az adott hátralékos összeget a számlázási időszakkal megegyező időn belül egyenlő részletekben is teljesítheti. Ilyen esetben nem kerül sor késedelmi kamat felszámítására.

I. Consumer shall reimburse the Service Provider for any fees, penalties or other payables assessed against Service Provider due to the acts or omissions of Consumer.
I.    A Fogyasztó köteles megtéríteni a Szolgáltatónak minden olyan díjat, bírságot és egyéb kifizetendő összeget, amelyet a Fogyasztó cselekményei vagy mulasztásai miatt alkalmaznak a Szolgáltatóval szemben.

XII. Intentionally deleted	XII. Szándékosan törölt rész!
XIII.    INDEMNIFICATION, INSURANCE
A.    Service Provider will indemnify, defend, and hold harmless Consumer, its directors, officers, employees, agents, representatives, successors, and assigns (“Indemnitees”) from and against all third party claims (including claims by Consumer’s employees) of loss, liability, cost and expenses, fines and penalties, including the reasonable cost of defense of such claims, due to personal injury, death or property damage to the extent such personal injury, death or property damage is caused by the negligent acts or omissions of Service Provider.

XIII.    HELYTÁLLÁSI KÖTELEZETTSÉG, BIZTOSÍTÁS
A.    A Szolgáltató kártalanítja és mentesíti a Fogyasztót, annak igazgatóit, tisztségviselőit, munkavállalóit, megbízottait, képviselőit, jogutódait és engedményeseit („a Helytállásra Jogosultak”) harmadik személyek által támasztott minden olyan, veszteségre, felelősségre, költségre, kiadásra, bírságra és büntetésre (ideértve a követeléssel szembeni védekezés észszerű költségeit is) vonatkozó követelés alól, amely személyi sérülés, halál vagy vagyoni kár miatt keletkezett (ideértve a Fogyasztó munkavállalói által támasztott követeléseket is), amennyiben a személyi sérülést, halált vagy vagyoni kárt a Szolgáltató gondatlansága vagy mulasztása okozta.

B.    Consumer will indemnify, defend, and hold harmless Service Provider, its directors, officers, employees, agents, representatives, successors, and assigns (“Indemnitees”) from and against all third party claims (including claims by Service Provider’s employees) of loss, liability, cost and expenses, fines and penalties, including the reasonable cost of defense of such claims, due to personal injury, death or property damage to the extent such personal injury, death or property damage is caused by the negligent acts or omissions of Consumer.

B.    A Fogyasztó kártalanítja és mentesíti a Szolgáltatót, annak igazgatóit, tisztségviselőit, munkavállalóit, megbízottait, képviselőit, jogutódait és engedményeseit („a Helytállásra Jogosultak”) harmadik személyek által támasztott minden olyan, veszteségre, felelősségre, költségre, kiadásra, bírságra és büntetésre (ideértve a követeléssel szembeni védekezés észszerű költségeit is) vonatkozó követelés alól, amely személyi sérülés, halál vagy vagyoni kár miatt keletkezett (ideértve a Szolgáltató munkavállalói által támasztott követeléseket is), amennyiben a személyi sérülést, halált vagy vagyoni kárt a Fogyasztó gondatlansága vagy mulasztása okozta.

C.    Each Party hereby expressly agrees to waive any provision of any workers’ compensation act, disability or other employee benefits laws, or any similar laws granting the indemnifying Party rights and immunities as an employer to the extent necessary for the indemnifying Party to adhere to its obligations above in paragraphs A and B.

C.    A Felek ezennel kifejezetten vállalják, hogy amennyiben a helytállásra kötelezett Fél fenti A. és B. pontban meghatározott kötelezettségei teljesítéséhez szükséges, úgy lemondanak minden olyan üzemi balesetbiztosítási törvény, illetve rokkantsági vagy egyéb munkavállalói juttatásokkal kapcsolatos jogszabály rendelkezéseinek az alkalmazásáról, amelyek a helytállásra kötelezett Félnek munkáltatóként jogokat és mentességet biztosítanának.

D.    As a condition precedent to any indemnification obligations hereunder, any entity entitled to indemnification shall give prompt written notice to the indemnifying Party of any matter that may be subject to indemnification, promptly after learning of such claim; provided that, any delay in providing such notification shall not relieve the indemnifying Party of its indemnification obligations hereunder except to the extent, if any, that such delay prejudices the indemnifying Party’s ability to successfully defend such claim. If such claim falls within the scope of the indemnification obligations of this provision, then the indemnifying Party shall assume the defense of such claim. The indemnified Party shall cooperate with the indemnifying Party in such defense. The indemnified Party may, at its option and expense, be represented by counsel of its choice in any action or proceeding with respect to such claim. The indemnifying Party shall not be liable for any litigation costs or expenses incurred by the indemnified Party without the indemnifying Party’s written consent, such consent not to be unreasonably withheld. The indemnifying Party shall not settle any such claim if such settlement does not fully and unconditionally release the indemnified Party from all liability relating thereto, unless the indemnified Party otherwise agrees in writing.  The indemnifying Party’s obligations under this article will not apply to any settlement, adjustment or compromise of any claim made by the

D.    A jelen Megállapodás szerinti helytállási kötelezettségek előfeltételeként a helytállásra jogosult Fél a követelésről való tudomásszerzést követően köteles haladéktalanul írásban értesíteni a helytállásra kötelezett Felet minden olyan ügyről, amely a helytállás körébe eshet, azzal, hogy az értesítéssel kapcsolatos késedelem nem mentesíti a helytállásra kötelezett Felet a jelen Megállapodás szerinti helytállási kötelezettségei alól, kivéve, ha ez a késedelem csorbítja e Fél abbéli képességét, hogy sikeresen védekezzen a követeléssel szemben. Amennyiben az említett követelés a jelen rendelkezésben meghatározott helytállási kötelezettség hatálya alá esik, a helytállásra kötelezett Félnek vállalnia kell a követeléssel szembeni védekezést. A helytállásra jogosult Fél a védekezés során köteles együttműködni a helytállásra kötelezett Féllel. A helytállásra jogosult Fél a követeléssel kapcsolatos bármely per vagy eljárás során választása szerint és saját költségére képviseltetheti magát az általa választott jogi képviselő útján. A helytállásra kötelezett Fél nem felel semmilyen olyan perköltségért vagy egyéb kiadásért, amely a helytállásra jogosult oldalán, a helytállásra kötelezett Fél írásbeli hozzájárulása nélkül merült fel. A hozzájárulás indokolatlanul nem tagadható meg. A helytállásra kötelezett Fél – a helytállásra jogosult Fél eltérő írásbeli nyilatkozata hiányában – csak akkor köthet egyezséget a követelésre vonatkozóan, ha az egyezség teljes körűen és feltétel nélkül mentesíti a helytállásra jogosult Felet a követeléssel kapcsolatos felelősség alól. A helytállásra kötelezett Fél jelen pont szerinti kötelezettségei nem vonatkoznak a követelésekkel kapcsolatos azon egyezségekre vagy megállapodásokra, amelyeket a helytállásra jogosult Fél a helytállásra kötelezett Fél előzetes írásbeli hozzájárulása nélkül köt.

E.    Service Provider agrees:
1.    to maintain in full force and effect casualty, property, and other lines of insurance of the types, on the terms and in the amounts commensurate with its business and risks associated therewith (“Insurance”) and to comply with applicable workers compensation insurance laws regarding insurance or qualification as a self-insurer;

E.    A Szolgáltató vállalja a következőket:
1.    az üzleti tevékenységének és a kapcsolódó kockázatoknak megfelelő típusú, feltételrendszerű és összegű baleset-, vagyon- és egyéb biztosítást tart érvényben („Biztosítás”), és a biztosítással vagy önbiztosítóként történő eljárásával kapcsolatban betartja a vonatkozó üzemi balesetbiztosítási jogszabályokat;

2. to the extent permitted by law, to waive rights of subrogation and contribution against Consumer in relation to Service Provider’s commercial general liability policy;	2. a jogszabályok által megengedett mértékben a Szolgáltató az általános kereskedelmi felelősségbiztosítása kapcsán lemond a Fogyasztóval szemben a megtérítési és hozzájárulási jogairól;
3. to ensure that Consumer is made an additional insured on Service Provider’s commercial general liability policy;	3. gondoskodik arról, hogy a Fogyasztó további biztosítottként szerepeljen a Szolgáltató általános kereskedelmi felelősségbiztosításában;
4.    to ensure that Service Provider’s commercial general liability policy states that it is specifically primary to any of Consumer’s insurance policies, which policies shall be, in all respects, excess to Service Provider’s policy;

4.    gondoskodik arról, hogy a Szolgáltató általános kereskedelmi felelősségbiztosításában szerepeljen az, hogy kifejezetten elsőbbséggel bír a Fogyasztó biztosításaival szemben, amely biztosítások minden tekintetben a Szolgáltató biztosításának kiegészítéseként szolgálnak;

5. to be solely responsible for any deductibles, self-insured retentions, or other form of self-insurance under the policies of Insurance;	5. kizárólagosan felel a Biztosítás szerinti minden önrészért, saját részért vagy a biztosítások szerinti egyéb önbiztosítási formákért;
6. upon Consumer’s reasonable request, to timely provide written certification, reasonably acceptable to Consumer, certifying the material terms of the policies of Insurance.	6. a Fogyasztó indokolt felhívására egy a Fogyasztó számára észszerűen elfogadható írásbeli igazolást nyújt a biztosítási kötvények lényeges feltételeiről.
XIV. CONFIDENTIALITY
The Parties agree that the NDA between the Parties dated January 1, 2020 shall apply to this Agreement and the term of such NDA, as it applies to this Agreement, shall have the same term as this Agreement.

XIV.    TITOKTARTÁS
A Felek rögzítik, hogy a közöttük 2020. január 1-jén létrejött titoktartási szerződés a jelen Megállapodásra is irányadó, azzal, hogy a jelen Megállapodás tekintetében a titoktartási szerződés időbeli hatálya megegyezik a jelen Megállapodás időbeli hatályával.

XV. TERM; TERMINATION OF CONTRACT
A.    Parties conclude this Contract for an indefinite period of time, with the effective date of January 1, 2020. Consumer may elect, as described herein, to implement its own contract to purchase electricity from a Hungarian electricity provider by providing Service Provider written notice of Consumer’s desire to do so, provided that the written notice must be provided 6 months in advance of the expiration of Service Provider’s then current electricity contract with Service Provider’s electricity supplier. Even if Consumer elects the foregoing, Consumer shall continue to use Service Provider’s infrastructure for the delivery of electricity.

XV.    A MEGÁLLAPODÁS TARTAMA ÉS MEGSZŰNÉSE
A.    A Felek a jelen Megállapodást határozatlan időre kötik; a Megállapodás 2020. január 1-jén lép hatályba. A Fogyasztó a jelen Megállapodásban foglaltak szerint úgy határozhat, hogy a villamos energia beszerzése céljából saját szerződést köt egy magyar villamosenergia-szolgáltatóval, amely szándékáról köteles írásban értesíteni a Szolgáltatót, azzal, hogy az írásbeli értesítést a Szolgáltató saját villamosenergia-szolgáltatójával fennálló aktuális szerződésének lejárta előtt 6 hónappal meg kell küldeni. A Fogyasztó továbbra is a Szolgáltató infrastruktúráját használja a villamos energia szállítására abban az esetben is, ha a fentiek szerint határoz.

B.    Service Provider is entitled to terminate this Agreement with respect to electricity and natural gas respectively with written notice based on the current Hungarian Electricity and Natural Gas Laws:

B.    A Szolgáltató a villamos energiára és a földgázra vonatkozó hatályos magyar jogszabályok értelmében a villamos energia, illetve a földgáz tekintetében írásbeli értesítéssel felmondhatja a jelen Megállapodást:

1. In case of Consumer's uncured late payment in accordance with Section XV(c);	1. a XV. c) pontnak megfelelően, amennyiben a Fogyasztó nem orvosolja a fizetési késedelmet;
2. When a liquidation procedure is ordered via a final and binding court order against the Consumer.	2. ha a Fogyasztóval szemben jogerős bírósági határozatban felszámolási eljárást rendeltek el.
C.    Subject to current Hungarian Electricity and Natural Gas Laws, a non-breaching Party shall have the right to terminate the Agreement (in whole or in part) immediately upon issuance of written notice in the event that the other Party is in material breach of the Agreement, which breach remains uncured within 30 days of its receipt of notice of breach from the non-breaching Party, provided that, with respect to the provision of natural gas and electricity the Agreement may be terminated after the longer of 30 days or the period permitted by the current Hungarian Electricity and Natural Gas Laws.

C.    A villamos energiára és a földgázra vonatkozó hatályos magyar jogszabályok értelmében a vétlen Fél írásbeli értesítés mellett jogosult (részben vagy egészben) azonnali hatállyal felmondani a Megállapodást, amennyiben a másik Fél azt súlyosan megszegi, és a vétkes Fél a vétlen Fél arra vonatkozó értesítésének kézhezvételétől számított 30 nap elteltével sem orvosolja a szerződésszegést, azzal, hogy a földgáz- és a villamosenergia-szolgáltatás tekintetében a Megállapodás 30 nap, illetve ha az hosszabb, a villamos energiára és a földgázra vonatkozó hatályos magyar jogszabályok által megengedett időtartam elteltével mondható fel.

D.    Consumer is entitled to terminate this Agreement with a 12-month notice partially or in full if it does not need to purchase one or more specific types of Services from this Service Provider or plans to purchase them from a different service provider.

D.    A Fogyasztó 12 hónapos felmondási idővel mondhatja fel a jelen Megállapodást (részben vagy egészben), ha nincs szüksége arra, hogy egy vagy több Szolgáltatást beszerezzen a Szolgáltatótól, illetve ha azokat más szolgáltatótól tervezi beszerezni.

E.    In the event Service Provider fails to supply the utilities regulated in the Agreement or fails to supply at the contracted volumes or quality parameters due to its negligence and such breach continues for more than 10 days, then Consumer, in addition to its other rights and remedies available at law or in equity, is entitled to send a written warning giving a 10 days period to remedy the situation. In case Service Provider does not remedy the situation within 10 days from the receipt of the written warning Consumer is entitled to terminate this Agreement; in writing, with a 30-day notice period.

E.    Ha a Szolgáltató saját gondatlansága miatt egyáltalán nem vagy nem a szerződéses mennyiségben, illetve minőségben nyújtja a Megállapodásban foglalt közüzemi szolgáltatásokat, és a szerződésszegés több mint 10 napig fennáll, a Fogyasztó a jogszabályok vagy a méltányosság alapján rendelkezésére álló egyéb jogorvoslati lehetőségek mellett írásbeli figyelmeztetést küldhet a Szolgáltatónak, amelyben 10 napos határidőt szabhat a helyzet orvoslására. Amennyiben a Szolgáltató nem orvosolja a helyzetet az írásbeli felszólítás kézhezvételétől számított 10 napon belül, a Fogyasztó jogosult írásban, 30 napos felmondási idővel felmondani a jelen Megállapodást.

XVI. OTHER CONDITIONS

A.    Service Provider will ensure that all personnel providing Services are adequately trained and appropriately certified. If any provisions of this Agreement shall finally be determined invalid the entire Agreement becomes invalid only if the Parties would not have concluded the Agreement without the invalid provisions.

XVI.    EGYÉB FELTÉTELEK
A.    A Szolgáltató biztosítja, hogy a Szolgáltatásokat nyújtó személyzet kellőképpen képzett és megfelelő képesítéssel rendelkezik. Ha a jelen Megállapodás valamely rendelkezése érvénytelennek bizonyul, a teljes Megállapodás csak akkor válik érvénytelenné, ha azt a Felek az érvénytelen rendelkezések nélkül nem kötötték volna meg.

B.    The Parties agree to resolve any possible legal dispute arising from this Contract in the first instance through reconciliation and negotiation. Should these attempts fail to bring results within a period of 30 days from the start of reconciliations then Parties shall resort to the disputes resolution mechanism described in the 2020 Separation Agreement between Arconic Corporation and Howmet Aerospace Inc.

B.    A Felek rögzítik, hogy elsősorban egyeztetések és békés tárgyalások útján rendezik a jelen Megállapodásból felmerülő esetleges jogvitákat. Amennyiben mindez a tárgyalások kezdetétől számított 30 napon belül nem vezet eredményre, a Felek az Arconic Corporation és a Howmet Aerospace Inc. között létrejött 2020. évi Szétválási Megállapodásban foglalt vitarendezési szabályokat kötelesek alkalmazni.

C. This Agreement has been prepared in Hungarian and English, and in the case of a legal dispute or conflicting interpretation, the Hungarian version shall prevail.	C. A jelen Megállapodás magyar és angol nyelven készült, azzal, hogy jogvita vagy ellentétes értelmezés esetén a magyar változat az irányadó.
D. Parties declare that their representatives are fully authorized to sign this Agreement.	D. A Felek kijelentik, hogy a képviselőik teljes körű felhatalmazással rendelkeznek arra, hogy aláírják a jelen Megállapodást.
E.    For any issue not addressed in this Agreement, the provisions of the Hungarian Civil Code are governing. Neither this Agreement, nor the rights and obligations hereunder, are assignable by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld. Any attempted assignment without the other Party’s prior written consent shall be null and void ab initio. Any permitted assignee or transferee shall assume all obligations of the other Party and be subject to all of the terms and conditions under this Agreement.  Notwithstanding anything in this agreement to the contrary, the direct or indirect transfer of all or a majority of the assets of or equity interest in the Global Rolled Products business – either directly or through its subsidiaries -  in connection with or in anticipation of the announced separation shall not constitute a change of control, shall not require further consent, shall not be deemed a breach or default of this Agreement and shall not be a basis for termination or cancellation of this Agreement.

E.    A jelen Megállapodásban nem szabályozott kérdésekben a magyar Polgári Törvénykönyv rendelkezései az irányadók. A jelen Megállapodás, valamint a Felek azon alapuló jogai és kötelezettségei kizárólag a másik Fél előzetes írásbeli hozzájárulásával ruházhatók át, amely hozzájárulás indokolatlanul nem tagadható meg. A másik Fél előzetes írásbeli hozzájárulása nélküli átruházás minden esetben semmisnek minősül. A jóváhagyott engedményes vagy átvevő átvállalja a másik Fél valamennyi kötelezettségét, és a jelen Megállapodás valamennyi feltétele vonatkozik rá. A jelen Megállapodás esetleges eltérő rendelkezései ellenére a Globális Hengerelt Termékek üzletág eszközei vagy tőkerészesedése összességének vagy nagy részének közvetlen vagy közvetett, a bejelentett szétváláshoz kapcsolódó vagy arra tekintettel történő átruházása – akár közvetlenül, akár leányvállalatokon keresztül történik – nem minősül az irányításban bekövetkező változásának, nem igényel további hozzájárulást, nem minősül a jelen Megállapodás megszegésének vagy azzal kapcsolatos mulasztásnak, és nem ad alapot a jelen Megállapodás felmondására vagy attól való elállásra.

F.    Communications or notifications required or permitted by this Agreement shall be made in writing. Any notice or other writing required by this Agreement shall be deemed to be sufficiently given if mailed .by Hungarian Mail, in closed envelop, postage prepaid, sent as registered mail with receipt confirmation (internationally 1st class air mail) or served personally or sent by facsimile transmission and addressed as below (or to any other addresses or fax numbers the Parties may report or specify to the replacement of the ones below by observation the applicable procedures):
If sent to Consumer:
Consumers assigned representative is Krisztián Csaba Horváth procurement manager
If sent to Service Provider:
ARCONIC-KOFEM Ltd
Service Provider's assigned representative is:
Szabo Ferenc CEM Energy Supply Department Manager
and shall be deemed to have been given and received in the case of a letter on the date indicated in the Confirmation, if it was personally served on the date of serving, or if by facsimile transmission the date upon which it is transmitted.

F.    A jelen Megállapodásban előírt vagy engedélyezett kommunikációt, illetve értesítéseket írásban kell közölni. A jelen Megállapodásban előírt értesítések és egyéb írásbeli dokumentumok akkor tekintendők megfelelően közöltnek, ha azokat a Magyar Postán keresztül zárt, bérmentesített borítékban, ajánlott, tértivevényes levélként postára adták (külföldre elsőbbségi légipostával), illetve ha személyesen kézbesítették vagy faxüzenetben továbbították az alábbi címekre (illetve olyan egyéb címre vagy faxszámra, amelyet a Felek az alkalmazandó eljárásrend betartásával az alábbiak helyett közölnek vagy meghatároznak):
A Fogyasztó részére:
A Fogyasztó kijelölt képviselője Horváth Krisztián Csaba beszerzési vezető
A Szolgáltató részére:
ARCONIC-KÖFÉM Kft.
A Szolgáltató kijelölt képviselője
Szabó Ferenc, a CEM energiaellátási osztály vezetője
azzal, hogy az említett értesítések a következő időpontokban minősülnek kézbesítettnek: levél esetében a visszaigazoláson feltüntetett napon, személyes kézbesítés esetén a kézbesítés napján, faxüzenet esetén pedig azon a napon, amelyen azt továbbították.

G.    This Agreement is binding on the Parties, their legal successors and approved beneficiaries. This Contract represents the whole agreement between Parties and makes any other earlier negotiations, commitments or written documents void and null.

G.    A jelen Megállapodás a Felekre, a jogutódaikra és jóváhagyott kedvezményezettjeikre kötelező erővel bír. A jelen Megállapodás képezi a Felek teljes körű megállapodását, és semmissé és érvénytelenné tesz minden korábbi tárgyalást, kötelezettségvállalást és írott dokumentumot.

The following Annexes are inseparable parts of this Agreement:
Annexes 1 for Ingot and FRP
Annexes 2 for Ingot and FRP
Annex 3
Annex 4 Company Policy, CP-223, Restriction of Natural Gas Consumption

Annex 5 Company Policy, CP-225, Electricity Restriction

Az alábbi mellékletek a jelen Megállapodás elválaszthatatlan részét képezik:
1.    sz. melléklet – Öntvény és FRP

2.    sz. melléklet – Öntvény és FRP

3.    sz. melléklet
4.    sz. melléklet – Társasági Szabályzat, CP-223. Földgáz Fogyasztás Korlátozás

5.    sz. melléklet - Társasági Szabályzat, CP-225, Áram Korlátozás

Having read and interpreted this Agreement jointly, Parties have found it fully compliant with their intentions and signed it as such affirmatively.
Szekesfehervar, 2020
Service Provider: Arconic-Köfém Kft.
Consumer: Arconic-Köfém Mill Products Hungary Kft.

A Felek a jelen Megállapodást – annak elolvasását és közös értelmezését követően – mint akaratukkal mindenben egyezőt jóváhagyólag aláírták.
Székesfehérvár, 2020
Szolgáltató: Arconic-Köfém Kft.
Fogyasztó: Arconic-Köfém Mill Products Hungary Kft.

By/Aláíró: By/Aláíró: Name/Név: Name/Név: Title/Beosztás: Title/Beosztás: Date/Kelt: Date/Kelt:

GBE/GBE/396179/17/CEEM/6084367.1	1